Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-151752) pertaining to the 2008 Stock Incentive Plan of Astrotech Corporation, (Form S-8 No. 333-36779) pertaining to the 1997 Employee Stock Purchase Plan, (Form S-8 No. 333-43159) pertaining to the SPACEHAB, Incorporated: 1994 Stock Inc. Plan, and (Form S-8 No. 333-43181) pertaining to the SPACEHAB, Incorporated 1995 Directors’ Stock Option plan, of our report dated September 19, 2011, with respect to the consolidated financial statements of Astrotech Corporation included in this Annual Report (Form 10-K) for the fiscal year ended June 30, 2011.
/s/ Ernst & Young LLP
Austin, Texas
September 20, 2011